Exhibit 99.1

NEXT FUEL, INC. SIGNS LETTER OF INTENT TO ACQUIRE ELITE CONSTRUCTION AND FABRICATION, LLC

SHERIDAN, WY, September 4, 2013 -- Next Fuel, Inc. (OTCQX: NXFI), a technology provider and service company that assists owners of natural gas and oil production resources to increase the efficiency of their operations announced today it has signed a term sheet to acquire the assets of Elite Construction and Fabrication, LLC (“Elite”). Elite is an oil and gas service company headquartered in Dallas, Texas with fabrication facilities in Oklahoma. Along with a highly qualified and certified construction group, Elite has a strong sales staff that is active in many of the basins that Next Fuel will be offering it's proprietary water treatment technologies. Elite had revenues of over $40 million in 2012.

In February this year, Next fuel hired JH Darbie & Co. to provide investment banking services and to evaluate potential acquisition candidates that would fit into the Company’s business plan for accelerating growth and increasing shareholder value.

“This acquisition offers a quality synergy in our plan for the future”, stated Robert Craig, Chairman and CEO of Next Fuel, Inc. “Not only will the revenues from on-going business be a benchmark for the Company, but the fabrication unit and Elite's sales staff will enhance our current plans to market our proprietary water treatment technologies. Elite’s customer base includes many of the well-known majors in the industry that will have a need for our water and disposal treatments”, concluded Mr. Craig.  "This acquisition is the next step in developing an integrated  portfolio of technologies and services for the oil and gas industry."

The term sheet with Elite contemplates closing during calendar year 2013, but is subject to completing due diligence and other closing conditions and is non-binding except for confidentiality and "no-shop" provisions.   The term sheet contemplates a purchase price that includes a combination of cash, an earn-out, shares of Next Fuel common stock and a warrant to acquire additional shares.  Next Fuel will seek to borrow or raise equity capital to finance both the cash portion of the purchase price and expenses associated with integrating this acquisition into Next Fuel's current business.  Accordingly, there can be no assurance this term sheet will result in Next Fuel's acquisition of Elite.

About Next Fuel, Inc.

Next Fuel, Inc. is a technology provider and service company that assists owners of natural gas and oil production resources to increase the efficiency of their operations. The Company continues the process of commercializing its Coal-to-Gas (CTG) technology with strategic international partners in China, India and Indonesia as it expands the range of technologies and services it offers both in the US and in international markets.

The Company expects to launch its LPV water treatment technology after completing tests later this calendar year.  This LPV technology will provide the oil and gas industry with a new cost-effective method for treating waste water that contains the most challenging, high salt- and total dissolved solids used or produced in U. S. oil & gas operations to help the industry deal with environmental restrictions on operations.

In collaboration with leading research institutes, Next Fuel, Inc. intends to  identify, develop or acquire a portfolio of growth opportunities with compelling market potential that are consistent with clean energy and environmental stewardship. Current projects for  longer term commercialization include processes for carbon dioxide conversion and carbon loop closure, and biological fuel cells.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding the timing of future acquisition of Elite's business  and future products and services to be offered by the Company, all of which involve risks and uncertainties.  Actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences include, the results of due diligence investigations, negotiations between the Company and Elite, the Company's ability to raise the capital required to finance the acquisition of Elite, and other factors discussed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

For additional information, please contact:

Rob Kindle
Next Fuel, Inc.
(307) 674-2145
Email: rkindle@next-fuel.com